Exhibit 99.1

Energy Focus, Inc. Reports Third Quarter 2019 Financial Results

-Conference Call to Be Held Today at 11:00 AM ET-

SOLON, Ohio, November 13, 2019 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in advanced LED lighting technologies and solutions, announced financial results for the third quarter of 2019.

Third Quarter 2019 and Recent Highlights:

Financial Results:

•	Net sales for the third quarter of 2019 were $2.9 million, compared with $5.2 million for the third quarter of 2018, and a slight decrease with $3.1 million for the second quarter of 2019

•
Net loss for the third quarter of 2019 improved to $946 thousand or $0.08 per share compared with a net loss of $1.9 million or $0.16 per share in the third quarter of 2018 and $2.3 million or $0.18 per share for the second quarter of 2019

•	Gross profit margins increased to 35.3% for the third quarter of 2019 compared with 24.8% for the third quarter of 2018 and (3.5)% for the second quarter of 2019

•
As of September 30, 2019, we had $0.6 million in cash and cash equivalents, which includes $0.3 million in restricted cash held, as well as borrowings of $1.3 million in a credit facility and $1.7 million of subordinated convertible notes issued in March 2019

•
During September 2019, our lender provided a temporary increase up to $0.5 million to our available line of credit. As of September 30, 2019, we had $1.2 million of additional capacity to borrow under the credit facility

Corporate Developments:

•	Tod A. Nestor joined the Company as President and Chief Financial Officer on July 1, 2019

•	Philip Politziner appointed to its board of directors during August 2019

•	Sales force reorganized and strengthened with two new sales leaders to oversee its partnership distribution and in-house sales channels

•	The Company hired a new Director of Training, as well as a VP of Product Management

•	A large national energy service company (ESCO) specified RedCap® as the standard emergency backup lighting solution for all its tubular LED retrofit projects

•	Received an exclusive long-term contract valued at $2.5 million to supply explosion-proof LED globe lights to the U.S. Naval fleet

•	Successfully developed and filed preliminary patents on dimming and color tuning lighting control technologies

“During the past quarter, in addition to continuing our effort to significantly lower our burn rate since our relaunch in April, we achieved several milestones with regard to both our business development and technology initiatives. These milestones are positioning us to embark on a future path of sustainable and strong growth, as well as bring financially, environmentally and humanly impactful products to the market in the most timely and scalable manner possible,” said James Tu, Chairman and CEO of Energy Focus, Inc.

“We reorganized and strengthened our sales force by adding two new business development leaders to build and expand our newly created Channel Partnership business, which is dedicated to working with select experts within specific industries that have a national footprint, as well as our SME business, which reaches out to small and medium size

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

enterprise customers through our inside sales team. With our existing Commercial Strategic Accounts and Military and Maritime businesses, we now have four business development teams, each led by a high-caliber team leader, dedicated to focus on specific channels that together are expected to accelerate our business development process and encompass key market sectors across the country,” Mr. Tu continued.

“Meanwhile, as previously announced, we have successfully developed and filed several patents for our lighting control technologies, which aim to deliver dimming, color tuning and occupancy sensing capabilities to buildings and facilities in an unprecedentedly affordable and simple fashion. We are targeting to launch this new platform of controlled lighting products sometime during the first quarter of 2020 and believe that this breakthrough solution will further differentiate Energy Focus from the commoditized lighting market. We have received strong and immediate purchasing interest from our customers as a result of early product demonstrations and pilot installations and we are gearing our entire organization to act upon significant revenue opportunities from this new product family during 2020 and beyond.”

“We are confident that the relaunch and transformational plan we have put in place since April 2019 are setting the Company on a solid path toward growing our top line during the fourth quarter of 2019 and beyond, while solidifying our leadership in the LED lighting industry when it comes to product quality, technology innovation and brand equity and trust,” concluded Mr. Tu.

Third Quarter 2019 Financial Results:

Net sales of $2.9 million for the third quarter of 2019 decreased slightly compared to the second quarter of 2019 net sales and decreased 43.5% compared to the third quarter of 2018 net sales of $5.2 million. The decrease for the quarter on a year over year basis is mainly due to a 58.8% decrease in military sales reflecting the timing and fulfillment of U.S. Navy awards period over period as well as Navy defense budget constraint for the government fiscal year ending in September. Net sales from commercial products was $1.7 million for the third quarter of 2019, which was slightly lower as compared with the second quarter of 2019 and is a decrease of 24.4% compared with the third quarter of 2018. The decrease from 2018 resulted mainly from favorable changes in the excess and obsolete inventory reserve in the third quarter versus an unfavorable change in the second quarter, in addition to some incremental gross margin improvement in the third quarter of 2019.

Gross profit was $1.0 million, or 35.3% of net sales, for the third quarter of 2019, including impacts from the changes in the inventory reserves, in which $340 thousand reduced gross profit by 11.7 percentage points. The third quarter gross profit compares with a gross loss of $109 thousand, or (3.5%) of net sales in the second quarter of 2019 and positive gross profit of $1.3 million, or 24.8% of net sales in the third quarter of 2018, with changes in excess and obsolete reserves adversely impacting each of these quarters’ gross profit margins by 14.7% and 3.2 percentage points of net sales, respectively. The increase in gross profit in the third quarter of 2019 from the second quarter of 2019 resulted mainly from favorable changes in the excess and obsolete inventory reserve in the third quarter versus an unfavorable change in the second quarter, in addition to some incremental gross margin improvement in the third quarter of 2019.

Third quarter 2019 operating loss was $0.8 million, with a net loss of $0.9 million or 0.08 per share. This compares to a $2.1 million operating loss with a net loss of $2.3 million, or 0.18 per share, in the second quarter of 2019, and an operating and net loss of $1.9 million or 0.16 per share, in the third quarter of 2018. The operating loss improvement over the last quarter and over the same quarter in 2018 was mainly due to significant improvement in gross margin as well as continuing cost containment efforts by the Company that resulted in lower operating expenses. Adjusted EBITDA, as defined under “Non-GAAP Measures” below, was a loss of $0.8 million for the third quarter of 2019 and a loss of $2.0 million for the second quarter of 2019, as compared with a loss of $1.5 million in the third quarter of 2018.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Cash and cash equivalents were $0.6 million as of September 30, 2019, which includes $0.3 million restricted cash held and $1.3 million in borrowings under our $5.0 million revolving credit facility. This compares with cash and cash equivalents of $2.2 million at the end of the second quarter of 2019 and $6.3 million at the end of December 31, 2018, both of which also included $0.3 million of restricted cash held.

Fourth Quarter 2019 Outlook:

While quarterly results will vary and fluctuate due to order and delivery timing, the Company projects fourth quarter 2019 sales in the range of $3.1 million to $3.4 million, representing approximately 7-17% quarter over quarter growth compared with the third quarter of 2019.

NASDAQ Compliance:

On November 12, 2019, Energy Focus was notified by NASDAQ that the Company has been granted a 180-day extension through May 10, 2020 in order to come into compliance with NASDAQ’s $1.00 per share minimum bid price requirement. Energy Focus hopes to address this requirement organically, but has also requested approval from its shareholders for a reverse stock-split in its definitive proxy statement filed with the SEC on November 8, 2019.

Earnings Conference Call:

Energy Focus, Inc. will host a conference call and webcast on November 13, 2019 at 11:00 a.m. Eastern Time to review the third quarter 2019 results, followed by a Q & A session. To participate in the call, please dial 877-451-6152 if calling within the United States, or 201-389-0879 if calling internationally, and referencing the conference ID# 13695464.

The conference call will by simultaneously webcast. To listen to the webcast, log on to the webcast at: http://investors.energyfocus.com/events-and-presentations/events at the appointed time. The webcast will be available at this website until November 27, 2019.

Forward Looking Statements:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts and include statements regarding our current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: our need for additional financing in the near term to continue our operations; our liquidity and refinancing demands; our ability to obtain refinancing or extend maturing debt; our ability to continue as a going concern for a reasonable period of time; our ability to implement plans to increase sales and control expenses; our reliance on a limited number of customers for a significant portion of our revenue, and our ability to maintain or grow such sales levels; our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; the timing of large customer orders, significant expenses and fluctuations between

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

demand and capacity as we invest in growth opportunities; our ability to compete effectively against companies with lower cost structures or greater resources, or more rapid development efforts, and new competitors in our target markets; our ability to successfully scale our network of sales representatives, agents, and distributors to match the sales reach of larger, established competitors; market acceptance of our high-quality LED lighting technologies and products; our ability to remediate our material weakness and otherwise comply with our obligations as a public company and under Nasdaq listing standards; our ability to attract and retain qualified personnel, and to do so in a timely manner; the impact of any type of legal inquiry, claim, or dispute; general economic conditions in the United States and in other markets in which we operate or secure products; our dependence on military customers and on the levels and timing of government funding available to such customers, as well as the funding resources of our other customers in the public sector and commercial markets; our reliance on a limited number of third-party suppliers, our ability to obtain critical components and finished products from such suppliers on acceptable terms, and the impact of our fluctuating demand on the stability of such suppliers; our ability to timely and efficiently transport products from our third-party suppliers to our facility by ocean marine channels; our ability to respond to new lighting technologies and market trends, and fulfill our warranty obligations with safe and reliable products; any delays we may encounter in making new products available or fulfilling customer specifications; any flaws or defects in our products or in the manner in which they are used or installed; our ability to protect our intellectual property rights and other confidential information, and manage infringement claims by others; our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; and risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations, including tariffs and other potential barriers to international trade.

About Energy Focus

Energy Focus is an industry-leading innovator of energy-efficient LED lighting technologies and solutions. As the creator of the first flicker-free LED products on the U.S. market, Energy Focus products provide extensive energy and maintenance savings, and aesthetics, safety, health and sustainability benefits over conventional lighting. Our customers include U.S. and foreign navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com
###
Media and Investor Contacts:
DGI Comm
212-825-3210
ir@energyfocus.com

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$634	$6,335
Trade accounts receivable, less allowances of $53 and $33, respectively	1,782	2,201
Inventories, net	7,399	8,058
Prepaid and other current assets	642	1,094
Total current assets	10,457	17,688

Property and equipment, net	375	610
Operating lease, right-of-use assets	1,415	—
Restructured lease, right-of-use assets	375	—
Other assets	206	194
Total assets	$12,828	$18,492

LIABILITIES
Current liabilities:
Accounts payable	$1,228	$3,606
Accrued liabilities	184	73
Accrued payroll and related benefits	332	435
Accrued severance	10	188
Accrued legal and professional fees	150	160
Accrued sales commissions	68	115
Accrued restructuring	23	156
Accrued warranty reserve	343	258
Deferred revenue	24	30
Operating lease liabilities	541	—
Restructured lease liabilities	313	—
Finance lease liabilities	3	—
Credit line borrowings	1,323	2,219
Convertible notes	1,700	—
Total current liabilities	6,242	7,240

Other liabilities	20	200
Operating lease liabilities	1,071	—
Restructured lease liabilities	250	—
Finance lease liabilities	5	—
Total liabilities	7,588	7,440

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2019 and 2018
Issued and outstanding: no shares in 2019 and 2018	—	—
Common stock, par value $0.0001 per share:
Authorized: 30,000,000 shares in 2019 and 2018
Issued and outstanding: 12,370,030 shares at September 30, 2019 and 12,090,695 shares at December 31, 2018	1	1
Additional paid-in capital	128,808	128,367
Accumulated other comprehensive loss	(3)	(1)
Accumulated deficit	(123,566)	(117,315)
Total stockholders’ equity	5,240	11,052
Total liabilities and stockholders’ equity	$12,828	$18,492

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Net sales	$2,915	$3,082	$5,158	$9,174	$14,989
Cost of sales	1,887	3,191	3,877	8,157	11,596
Gross profit (loss)	1,028	(109)	1,281	1,017	3,393

Operating expenses:
Product development	191	318	638	1,035	1,940
Selling, general, and administrative	1,689	1,594	2,543	5,524	7,611
Restructuring	(19)	128	1	243	(46)
Total operating expenses	1,861	2,040	3,182	6,802	9,505
Loss from operations	(833)	(2,149)	(1,901)	(5,785)	(6,112)

Other expenses (income):
Interest expense	67	26	2	136	4
Other expenses (income)	46	79	17	144	(2)

Net loss	$(946)	$(2,254)	$(1,920)	$(6,065)	$(6,114)

Net loss per share - basic and diluted:	$(0.08)	$(0.18)	$(0.16)	$(0.49)	$(0.51)

Weighted average shares used in computing net loss per share:
Basic and diluted	12,370	12,336	12,059	12,278	11,970

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Cash Flows

(In thousands)	Three months ended			Nine months ended
(Unaudited)	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Cash flows from operating activities:
Net loss	$(946)	$(2,254)	$(1,920)	$(6,065)	$(6,114)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	77	95	105	277	399
Stock-based compensation	34	(20)	276	557	706
Provision for doubtful accounts receivable	(18)	12	(4)	20	(15)
Provision for slow-moving and obsolete inventories and valuation reserves	(340)	533	(123)	(643)	(532)
Provision for warranties	1	5	31	107	46
Amortization of loan origination fees	27	25	—	72	—
Loss on dispositions of property and equipment	—	16	19	15	4
Changes in operating assets and liabilities:
Accounts receivable	42	568	411	400	648
Inventories	608	50	(572)	1,301	(184)
Prepaid and other assets	(79)	(12)	(212)	368	(647)
Accounts payable	(785)	(197)	(24)	(2,311)	1,447
Accrued and other liabilities	159	(385)	470	(421)	391
Deferred revenue	11	—	(3)	(6)	5
Total adjustments	(263)	690	374	(264)	2,268
Net cash used in operating activities	(1,209)	(1,564)	(1,546)	(6,329)	(3,846)

Cash flows from investing activities:
Acquisitions of property and equipment	(29)	(23)	—	(57)	(57)
Proceeds from the sale of property and equipment	—	(1)	—	—	240
Net cash (used in) provided by investing activities	(29)	(24)	—	(57)	183

Cash flows from financing activities:
Proceeds from exercises of stock options and employee stock purchase plan purchases	—	—	—	—	21
Common stock withheld in lieu of income tax withholding on vesting of restricted stock units	—	(5)	(21)	(116)	(60)
Principal payments under finance lease obligations	(1)	—	—	(2)	—
Proceeds from convertible notes	—	40	—	1,700	—
Net repayments on credit line borrowings	(328)	(106)	—	(896)	—
Net cash (used in) provided by financing activities	(329)	(71)	(21)	686	(39)

Effect of exchange rate changes on cash	(6)	5	2	(1)	(5)

Net decrease in cash and cash equivalents	(1,573)	(1,654)	(1,565)	(5,701)	(3,707)
Cash and cash equivalents at beginning of period	2,207	3,861	8,619	6,335	10,761
Cash and cash equivalents at end of period	$634	$2,207	$7,054	$634	$7,054

Classification of cash and cash equivalents:
Cash and cash equivalents	292	1,865	6,712	292	6,712
Restricted cash held	342	342	342	342	342
Cash and cash equivalents at end of period	$634	$2,207	$7,054	$634	$7,054

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Sales by Products
(In thousands)
(Unaudited)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Commercial products	$1,733	$2,131	$2,292	$5,847	$7,469
Military products	1,182	951	2,866	3,327	7,520
Total net sales	$2,915	$3,082	$5,158	$9,174	$14,989

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Non-GAAP Measures
(Unaudited)

In addition to the results provided in accordance with U.S. GAAP, we provide certain non-GAAP measures, which present operating results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and, for the three and nine months ended September 30, 2019, and 2018, include adjustments for our restructuring expenses, and for depreciation and stock compensation expenses that do not have a current period impact on cash flow.

We believe that our use of non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the industry by isolating the effects of items that may vary from period to period without correlation to core operating performance or that vary widely among similar companies, and to assess cash flow performance of the operations of our business relative to our U.S. GAAP results and relative to other companies in the industry by isolating the effects of certain items which do not have a current period cash flow impact. However, our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. We believe that the disclosure of these non-GAAP measures is useful to investors as they form part of the basis for how our management team and board of directors evaluate our operating performance.

These non-GAAP financial measures are not intended to replace U.S. GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies.

	Three months ended			Nine months ended
	September 30,	June 30,	September 30	September 30,
	2019	2019	2018	2019	2018
Total operating expenses	$1,861	$2,040	$3,182	$6,802	$9,505
Less: Restructuring	(19)	128	1	243	(46)
Operating expenses, excluding impairment and restructuring charges	$1,880	$1,912	$3,181	$6,559	$9,551

	Three months ended			Nine months ended
	September 30,	June 30,	September 30	September 30,
	2019	2019	2018	2019	2018
Net loss	$(946)	$(2,254)	$(1,920)	$(6,065)	$(6,114)
Restructuring expenses	(19)	128	1	243	(46)
Net loss, excluding impairment and restructuring charges	(965)	(2,126)	(1,919)	(5,822)	(6,160)
Interest	67	26	2	136	4
Loan fee amortization	27	25	—	72	—
Depreciation	77	95	105	277	399
Stock-based compensation	34	(20)	276	557	706
Adjusted EBITDA	$(760)	$(2,000)	$(1,536)	$(4,780)	$(5,051)

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877